Exhibit 99.1

Jamba, Inc. Announces Third Quarter 2014 Financial Results and Update on Strategic Initiatives

Company-owned Comparable Store Sales Increase 3.7% as Fresh-Squeezed Juice Gains Momentum

Re-franchising and Cost-Saving Efforts Are Accelerated

Preliminary 2015 Targets Show Increased Growth

$25 Million Share Repurchase Program Initiated

Emeryville, Calif. – Jamba, Inc. (NASDAQ:JMBA) today reported unaudited financial results for the third fiscal quarter ended September 30, 2014 and an update on strategic initiatives. Jamba reported quarterly comparable store increases for company-owned and franchise-operated stores, driven by the increased momentum of Jamba’s fresh-squeezed juice and whole food blending platform. Jamba reported a net loss for the quarter of $1.7 million. On an as-adjusted basis, non-GAAP net income was $0.6 million, after adjusting for $2.3 million in up front investments which includes the launches of our juice platforms, transition and legal costs related to our move to outsource specified services to Capgemini, costs associated with the purchase of 23operating stores from an existing franchisee in the Midwest and transition costs accompanying the move to an asset light business model.

Overview and update on strategic initiatives

“Jamba’s momentum continued to build in the third quarter as our juice and whole food blending platform gained traction,” said James D. White, chairman, president and CEO of Jamba. “Our juice sales are up more than three times over last year and we expect sales will continue to grow as trial and awareness increase. Our new line of ready-to-drink juices, now available in California, provides consumers with fresh-squeezed juices in the store and cold-pressed juices for later.

“Our focus on creating shareholder value goes well beyond new products as we aggressively pursue initiatives to double our store growth, enhance our productivity, significantly reduce G&A going into 2015, and accelerate our re-franchising.” Mr. White provided updates on previously announced initiatives. “We have identified a total of approximately $7-8 million in expense reductions, representing about 20% of our G&A cost base that we plan to take out of the business in the remainder of 2014.”

Mr. White affirmed the Company’s commitment to an asset light strategy and identified a near term objective to refranchise approximately 114 company-owned stores, which would take the franchise/company mix to 80%/20%. “We are moving forward with this refranchising plan that we expect to complete during the first half of 2015. Accelerated refranchising should enable further cost savings beyond those previously announced. We will provide updates as these initiatives develop,” stated Mr. White.

The Company also announced that it is initiating a share repurchase program to buy back up to $25 million of its shares from existing cash resources over the next 18 months. “With significant cash and liquidity, and continuing progress against our fresh-squeezed juice initiative, we believe that now is the right time for a program that will help create additional shareholder value. As we complete the refranchise initiative, we expect to evaluate increasing the amount of our repurchase program with additional cash proceeds at the time,” stated Mr. White.

“All these efforts will make 2014 a year of accelerated accomplishments and also one of transition as Jamba’s product mix shifts more to juice, requiring initial investments and costs but also creating the opportunity for even faster growth that is reflected in our preliminary targets for 2015,” concluded Mr. White.

Highlights for the 13 weeks ended September 30, 2014, compared to the 13 weeks ended October 1, 2013:

•	Reflecting the traction gained by juice, Company-owned comparable store sales(1) increased 3.7%, franchise-operated comparable store sales(1)were up 3.9% and system-wide comparable sales(1) grew 3.8% for the quarter compared to the prior year period.
•	Juice sales increased from 7% to 15% of sales in just four months from May through September, making Jamba the leading retailer in the country of premium fresh juices.
•	Net loss was $(1.7) million, or $(0.10) diluted loss per share compared to net income of $2.7 million, or $0.15 diluted earnings per share for the prior year period. On a non-GAAP basis excluding $2.3 million in up-front costs which include the launches of its juice platforms, outsourcing to Capgemini, the purchase of 23 operating franchise stores and transition to an asset light business model, adjusted net income(2) was $0.6 million, or $0.03 diluted earnings per share for the quarter.
•	Total revenue decreased 5.5% to $58.3 million compared to total revenue of $61.7 million for the prior year period, primarily caused by a decrease in the number of company-owned stores due to the Company’s ongoing refranchising initiatives.
•	General and administration expense increased to $9.5 million compared to $8.4 million for the prior year period. On a non-GAAP basis excluding upfront costs primarily relating to the Company’s organizational restructuring and resources transition to Capgemini and the purchase of 23 operating stores located in the Midwest from an existing franchisee, adjusted general and administration expense(2) was $8.3 million.
•	Global development continued with franchisees opening 21 Jamba Juice stores — 12 domestically, including six Smoothie Stations, and nine in International markets. At quarter end, there were 862 stores globally; 272 company stores, 535 domestic franchise stores and 55 international franchise stores.

Third Quarter Fiscal 2014 Results

Revenue

For the 13 weeks ended September 30, 2014, total revenue decreased 5.5% to $58.3 million from $61.7 million in the prior year period. The decrease is primarily caused by the reduction in the number of Company-owned stores due to the Company’s refranchising strategy, partially offset by the 3.7% increase in Company-owned comparable store sales(1). The number of Company-owned stores at the end of the 13 week periods ended September 30, 2014 and October 1, 2013 was 272 and 287, respectively. The increase in Company-owned comparable store sales(1) of 3.7% was driven primarily by an increase in average check of 440 basis points, partially offset by a decrease in transaction count of 70 basis points. During the 13 week period ended September 30, 2014, franchise-operated comparable store sales(1) increased 3.9%. Top line revenue drivers continue to be the strong performance in fresh and ready-to-drink juice, and the new Energy Bowl platform that the Company introduced late in the quarter. Franchise and other revenue increased 14.9% to $4.9 million from $4.3 million in the prior year period. JambaGO® and CPG revenue was $1.3 million for the 13 week period ended September 30, 2014 and $0.8 million for the prior year period.

(Loss) Income from Operations and Operating Margin

The Company’s operating margin was (3.1)% for the third quarter of 2014 compared to 5.4% for the quarter ended October 1, 2013. For the third quarter of 2014, loss from operations was $1.7 million. On a non-GAAP basis excluding up-front costs relating to the launches of our juice platforms, our outsourcing to Capgemini, the purchase of 23 operating stores from an existing franchisee and the move to an asset light business model, adjusted income from operations(2) was $0.7 million. Operating margins were impacted this quarter due to the accelerated launch of juice and Energy Bowl platforms which require additional labor and high cost of goods sold. These platforms were accelerated due to the high consumer demand and competitive advantage gained by having a leading national presence. Currently the Company has work plans in place designed to reduce the labor required and mitigate the higher fresh produce costs.

Retail Growth

At quarter end, system-wide, Jamba® had 807 stores in the United States, of which 535 are franchise-operated stores, and 272 are Company-owned. Franchise-operated stores include 39 Jamba Smoothie Stations™, the limited menu express format. On an international basis, Jamba had 55 stores at the end of the quarter, all are franchise operated.

During the quarter, Jamba opened 12 new domestic franchise-operated stores, of which nine are non-traditional and three traditional, and nine international franchise-operated stores, two of which are in the Philippines, five in Canada, one in Mexico and one in South Korea. No new Company-owned stores opened during the quarter and Jamba acquired 23 operating stores in the Midwest from a franchise partner as of September 28, 2014. 16 stores were closed globally. Approximately 1,900 JambaGO® units were in operation.

Liquidity

On September 30, 2014, the Company held $30.4 million in cash and cash equivalents compared to cash and cash equivalents of $32.4 million at December 31, 2013. As of September 30, 2014 the Company did not have any restricted cash.

Outlook for 2015

The Company looks to 2015 as a year of growth, cost reduction and value creation with preliminary annual targets of:

•	Company-owned comparable store sales(1) of 3%-5% ;
•	Operating margin of 4.0%-6.0% of revenue;
•	100-125 new U.S. and international store locations;
•	G&A reduction of approximately 20%;
•	Continued pursuit of our asset light strategy, with the refranchising of 114 stores during the first half of the year.

Webcast and Conference Call Information

A conference call to review the third quarter 2014 results will be held today, November 4, 2014 at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-3982 or for international callers by dialing (201) 493-6780. A replay will be available at 8:00 p.m. ET and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the pin number is 13593195. The replay will be available until November 25, 2014. The call can be accessed from the Company’s website at www.jambajuice.com under the Corporate Investor Relations section or directly at http://ir.jambajuice.com.

About Jamba, Inc.

Jamba, Inc., (the “Company”) owns and franchises Jamba Juice® stores through its wholly-owned subsidiary, Jamba Juice Company. Jamba Juice Company is a leading restaurant retailer of better-for-you, specialty beverage and food offerings, which include great tasting, whole fruit smoothies, fresh-squeezed juices and juice blends, hot teas and a variety of food items including, hot oatmeal, breakfast wraps, sandwiches, Artisan Flatbreads™ , baked goods and snacks. As of September 30, 2014, there were 807 store locations globally. There were 72 Company-owned and operated stores and 535 franchise-operated stores in the United States, and 55 franchise-operated international stores. Jamba Juice Company expanded the Jamba® brand by direct selling of consumer packaged goods (“CPG”) and licensing its trademarks. CPG products for at-home enjoyment are also available online, through select retailers across the nation and in Jamba® outlets in the United States.

Fans of Jamba Juice® can find out more about Jamba Juice's locations as well as specific offerings and promotions by visiting the Jamba Juice website at www.JambaJuice.com or by contacting Jamba’s Guest Services team at 1-866-4R-FRUIT (473-7848).

Forward-Looking Statements

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management. Words such as “outlook”, “believes”, “expects”, “appears”, “may”, “will”, “should”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward looking statements. Any statement that is not a historical fact, including the statements made under the caption “Outlook for 2015” and any other estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement.  Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements.  Factors that might cause or contribute to such differences include, but are not limited to factors discussed under the section entitled “Risk Factors” in the Company’s reports filed with the SEC.  Many of such factors relate to events and circumstances that are beyond the Company’s control.  You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

Contact:

Investor Relations

Dara Dierks

ICR

646-277-1212

investors@jambajuice.com

Non-GAAP Financial Measures

The Company provides certain supplemental non-GAAP financial measures to its investors as a complement to the most comparable GAAP measures. The Company believes that providing these non-GAAP measures to its investors, in addition to corresponding GAAP income statement measures, provides investors the benefit of viewing the Company's performance using the same financial metrics that the management team uses in making many key decisions and understanding how the Company's core business operations may perform and may look in the future. The non-GAAP financial measures are discussed further in Footnotes below.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States of America. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

Footnotes

(1)	Comparable store sales are calculated using sales of Jamba Juice® stores open more than one full year. Company-owned comparable store sales percentages are based on sales from Company-owned stores included in our store base. Franchise-operated comparable store sales percentages are based on sales from franchised stores, as reported by franchisees, which are included in our store base. System-wide sales percentages are based on sales by both Company-owned and franchise-operated stores, as reported by our franchisees, which are included in our store base. Company-owned stores that were sold in refranchising transactions are included in the Company-owned store base for each accounting period of the fiscal quarter to the extent the sale is consummated at least three days prior to the end of such accounting period, but only for the days such stores have been Company-owned. Thereafter, such stores are excluded from the store base until such stores have been franchise-operated for at least one full fiscal period, at which point such stores are included in the franchise-operated store base and compared to sales in the comparable period of the prior year. Comparable store sales exclude closed locations. Company-owned comparable store sales percentages as used herein, may not be equivalent to Company-owned comparable store sales as defined or used by other companies. Franchise-operated comparable store sales percentages and system-wide sales percentages as used herein are non-GAAP financial measures and should not be considered in isolation or as substitute for other measures of performance prepared in accordance with generally accepted accounting principles in the United States. Management reviews the increase or decrease in Company-owned comparable store sales, franchise-operated comparable store sales and system-wide sales compared with the same period in the prior year to assess business trends and make certain business decisions. The Company believes the data is useful in assessing the overall performance of the Jamba® brand and, ultimately, the performance of the Company, the Company-owned stores, and franchise-operated stores.

(2)	Non-GAAP adjusted net income is calculated as net income as determined in accordance with GAAP excluding the cost items as specifically identified in the non-GAAP reconciliation schedules set forth below associated with the Company’s juice launch, transition and legal costs related to the Company’s move to outsource specified services to Capgemini, costs associated with the purchase of 23 operating stores from an existing franchisee in the Midwest and transition costs accompanying the move to an asset light business model. Non-GAAP general and administration expense is calculated as general and administration expense in accordance with GAAP excluding $1.2 million of the portion of such transitional costs in general and administration expenses. The Company believes that net income and general and administration expense adjusted to exclude the costs of such items is a helpful indicator of the Company's operating performance in that it shows the net gain/loss without the impact of what the Company believes to be up front transitional costs. Management does not believe such costs are reflective of the Company's ongoing performance and accordingly excludes those items from non-GAAP adjusted net income/loss and general and administration expense.

JAMBA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30	December 31,
(In thousands, except share and per share amounts)	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$30,434	$32,386
Receivables, net of allowances of $246 and $291	12,323	14,110
Inventories	2,953	2,670
Prepaid and refundable taxes	705	483
Prepaid rent	3,098	307
Prepaid expenses and other current assets	5,415	6,727
Total current assets	54,928	56,683

Property, fixtures and equipment, net	39,688	37,485
Goodwill	1,176	1,233
Trademarks and other intangible assets, net	1,630	1,317
Other long-term assets	3,076	1,198
Total assets	$100,498	$97,916

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,237	$5,086
Accrued compensation and benefits	4,536	5,538
Workers' compensation and health insurance reserves	1,332	1,046
Accrued jambacard liability	30,884	37,121
Other current liabilities	17,651	13,082
Total current liabilities	58,640	61,873
Deferred rent and other long-term liabilities	6,571	9,201
Total liabilities	65,211	71,074

Commitments and contingencies

Stockholders' equity:
Common stock, $0.001 par value, 30,000,000 shares authorized; 17,383,853 and 17,154,655 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively.	17	17
Additional paid-in-capital	395,161	391,234
Accumulated deficit	(360,018)	(364,409)
Total equity attributable to Jamba, Inc.	35,160	26,842
Noncontrolling interest	127	-
Total stockholders' equity	35,287	26,842

Total liabilities and stockholders' equity	$100,498	$97,916

JAMBA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	13 Week	13 Week	39 Week	39 Week
	Period Ended	Period Ended	Period Ended	Period Ended
(In thousands except share and per share amounts)	September 30, 2014	October 1, 2013	September 30, 2014	October 1, 2013

Revenue:
Company stores	$53,377	$57,405	$159,281	$172,539
Franchise and other revenue	4,907	4,269	14,834	12,654
Total revenue	58,284	61,674	174,115	185,193

Costs and operating expenses:
Cost of sales	14,611	14,592	39,780	41,854
Labor	16,793	15,863	47,366	48,466
Occupancy	6,917	7,405	20,783	22,100
Store operating	9,400	9,338	25,297	27,146
Depreciation and amortization	2,617	2,808	7,915	8,348
General and administrative	9,487	8,377	27,419	27,767
Other operating, net	266	(33)	975	846
Total costs and operating expenses	60,091	58,350	169,535	176,527

(Loss) income from operations	(1,807)	3,324	4,580	8,666

Other (expense) income, net:

Interest income	21	1	55	1
Interest expense	(49)	(54)	(143)	(191)
Total other expense, net	(28)	(53)	(88)	(190)

(Loss) income before income taxes	(1,835)	3,271	4,492	8,476

Income tax benefit (expense)	156	(576)	(62)	(671)

Net (loss) income	(1,679)	2,695	4,430	7,805

Redeemable preferred stock dividends and deemed dividends	-	-	-	(588)

Less: Net income attributable to noncontrolling interest	22	-	39	-

Net (loss) income attributable to Jamba, Inc.	$(1,701)	$2,695	$4,391	$7,217

Weighted-average shares used in computation of (loss) earnings per share:
Basic	17,291,287	17,084,929	17,219,043	16,680,631
Diluted	17,291,287	17,548,512	17,663,050	17,112,329

(Loss) earnings per share attributable to Jamba, Inc. common shareholders:
Basic	$(0.10)	$0.16	$0.26	$0.43
Diluted	$(0.10)	$0.15	$0.25	$0.42

JAMBA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

Adjusted for Transitional Costs Associated with Juice Launch, Capgemini Outsourcing, Franchise Store Purchase and Asset Light Transition

	Reported		As Adjusted
	13 Week		13 Week	13 Week
	Period Ended	Transitional	Period Ended	Period Ended
(In thousands except share and per share amounts)	September 30, 2014	Costs	September 30, 2014	October 1, 2013

Revenue:
Company stores	$53,377	$11	$53,388	$57,405
Franchise and other revenue	4,907	450	5,357	4,269
Total revenue	58,284	461	58,745	61,674

Costs and operating expenses:
Cost of sales	14,611	(138)	14,473	14,592
Labor	16,793	(109)	16,684	15,863
Occupancy	6,917		6,917	7,405
Store operating	9,400	(414)	8,986	9,338
Depreciation and amortization	2,617		2,617	2,808
General and administrative	9,487	(1,227)	8,260	8,377
Other operating, net	266	(118)	148	(33)
Total costs and operating expenses	60,091	(2,006)	58,085	58,350

(Loss) Income from operations	(1,807)	2,467	660	3,324

Other income (expense), net:

Interest income	21		21	1
Interest expense	(49)		(49)	(54)
Total other expense, net	(28)	-	(28)	(53)

Net (loss) income before income taxes	(1,835)	2,467	632	3,271

Income tax benefit (expense )	156	(222)	(66)	(576)

Net (loss) income	(1,679)	2,245	566	2,695

Redeemable preferred stock dividends and deemed dividends	-	-	-	-

Less: Net income attributable to noncontrolling interest	22	-	22	-

Net (loss) income attributable to Jamba, Inc.	$(1,701)	$2,245	$544	$2,695

Weighted-average shares used in computation of (loss) earnings per share:
Basic	17,291,287		17,291,287	17,084,929
Diluted	17,291,287		17,789,831	17,548,512

(Loss) earnings per share:
Basic	$(0.10)		$0.03	$0.16
Diluted	$(0.10)		$0.03	$0.15

JAMBA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

Adjusted for Transitional Costs Associated with Juice Launch, Capgemini outsourcing, franchise store purchase and asset light transition

	Reported		As Adjusted
	39 Week		39 Week	39 Week
	Period Ended	Transitional	Period Ended	Period Ended
(In thousands except share and per share amounts)	September 30, 2014	Costs	September 30, 2014	October 1, 2013

Revenue:
Company stores	$159,281	$11	$159,292	$172,539
Franchise and other revenue	14,834	615	15,449	12,654
Total revenue	174,115	626	174,741	185,193

Costs and operating expenses:
Cost of sales	39,780	(615)	39,165	41,854
Labor	47,366	(528)	46,838	48,466
Occupancy	20,783	-	20,783	22,100
Store operating	25,297	(447)	24,850	27,146
Depreciation and amortization	7,915	-	7,915	8,348
General and administrative	27,419	(1,530)	25,889	27,767
Other operating, net	975	(118)	857	846
Total costs and operating expenses	169,535	(3,238)	166,297	176,527

(Loss) Income from operations	4,580	3,864	8,444	8,666

Other income (expense), net:

Interest income	55	-	55	1
Interest expense	(143)	-	(143)	(191)
Total other expense, net	(88)	-	(88)	(190)

Net income before income taxes	4,492	3,864	8,356	8,476

Income tax expense	(62)	(269)	(331)	(671)

Net income	4,430	3,595	8,025	7,805

Redeemable preferred stock dividends and deemed dividends	-	-	-	(588)

Less: Net income attributable to noncontrolling interest	39	-	39	-

Net income attributable to controlling interest	$4,391	$3,595	$7,986	$7,217

Weighted-average shares used in computation of earnings per share:

Basic	17,219,043		17,219,043	16,680,631
Diluted	17,663,050		17,663,050	17,112,329

Earnings per share:
Basic	$0.26		$0.46	$0.43
Diluted	$0.25		$0.45	$0.42

JAMBA, INC.

(Unaudited)

STORE COUNT

	NUMBER OF STORES
	COMPANY	FRANCHISE		TOTAL
		Domestic	International
Quarter ended September 30, 2014
At December 31, 2013	268	535	48	851
Opened	-	34	17	51
Closed	(6)	(24)	(10)	(40)
Acquired	23	(23)	-	-
Refranchised	(13)	13	-	-
At September 30, 2014	272	535	55	862

Quarter ended October 1, 2013
At January 1, 2013	301	473	35	809
Opened	2	43	12	57
Closed	(1)	(14)	(2)	(17)
Refranchised	(15)	15	-	-
At October 1, 2013	287	517	45	849

COMPARABLE STORE SALES

	13 Week	13 Week	39 Week	39 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	September 30, 2014	October 1, 2013	September 30, 2014	October 1, 2013

Percentage Change in Comparable store sales
Company stores	3.7%	-5.5%	2.3%	-0.1%
Franchise stores	3.9%	-1.3%	2.1%	-0.3%
System-wide	3.8%	-3.4%	2.2%	-0.2%

Percentage Change in Comparable Company store sales
Traffic effect	-0.7%	-8.8%	-2.6%	-2.1%
Average check effect	4.4%	3.3%	4.9%	2.0%
Total Comparable Company store sales	3.7%	-5.5%	2.3%	-0.1%